UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 9, 2013

PINNACLE ENTERTAINMENT, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-13641	95-3667491
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8918 Spanish Ridge Avenue, Las Vegas, Nevada	89148
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code: (702) 541-7777

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On August 5, 2011, Ameristar Casinos Lake Charles, LLC, a Louisiana limited liability company and formerly known as Creative Casinos Louisiana, LLC (“Ameristar Lake Charles”) and W.G. Yates & Sons Construction Company (the “Contractor”) entered into an Agreement for Guaranteed Maximum Price Construction Services (the “Agreement”). Ameristar Lake Charles is a wholly-owned subsidiary of Pinnacle Entertainment, Inc. (the “Company”).

The Agreement provides the general terms for the construction of the Ameristar Lake Charles development project in Lake Charles, Louisiana, including the total guaranteed maximum price for the construction of the project of approximately $266 million, a guaranteed date of substantial completion of twenty-one months following receipt by the Contractor of notice to begin construction and the guaranteed date of final completion within 120 days after the date of substantial completion of the entire work. On December 12, 2012, Ameristar Lake Charles and the Contractor entered into a first amendment to the Agreement dated as of October 3, 2012, and effective July 16, 2012 (the “First Amendment”), which provides that the guaranteed date of substantial completion for the Ameristar Lake Charles development project is July 20, 2014.

On October 9, 2013, Ameristar Lake Charles and the Contractor entered into a second amendment to the Agreement dated as of July 15, 2013 and effective July 15, 2013 (the “Second Amendment”). The Second Amendment provides that the total guaranteed maximum price for the construction of the Ameristar Lake Charles development project is approximately $394 million and the guaranteed date of substantial completion for the Ameristar Lake Charles development project is August 17, 2014.

Pursuant to a Membership Interests Purchase Agreement dated as of July 24, 2013, the Company is selling the equity interests of Ameristar Lake Charles to GNLC Holdings, Inc., a Louisiana corporation (“GNLC”) and an affiliate of Golden Nugget Casinos and Landry’s, Inc. Once the sale of the equity interests of Ameristar Lake Charles is completed, GNLC will become the owner of the Ameristar Lake Charles development project.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE ENTERTAINMENT, INC. (Registrant)

Date: October 10, 2013	By:	/s/ Elliot D. Hoops
Elliot D. Hoops
Vice President and Legal Counsel